Exhibit 99.1

Phoenix Motor Inc. Announces Second Quarter 2022 Financial and Operational Results

Anaheim, California (August 15, 2022) – Phoenix Motor Inc. (Nasdaq: PEV) (“Company” or “Phoenix”), a leader in manufacturing of all-electric, medium-duty vehicles, today announced its financial results for the second quarter ended June 30, 2022.

Financial Highlights Second Quarter

•	Revenue totaled $1.5 million for the second quarter, an increase of approximately 130% compared to the prior-year period of $653,000, primarily driven by sales of electric forklifts
•	Gross profit increased to $325,000 in the second quarter, compared to a loss of $159,000 in the second quarter of 2021, with gross margin improvement to 21.7% from (24.3%), primarily driven by higher margin electric forklift sales
•	Net losses decreased to $1.9 million in the second quarter, an improvement of more than 16% compared to a loss of $2.3 million in the prior-year period
•	Total assets were $24.6 million as of June 30, 2022
•	Cash and cash equivalents were $7.8 million as of June 30, 2022

Financial Highlights Six Months Ending June 30

•	Revenues for the six months ended June 30, 2022 were $2.2 million representing an increase of 93%, year-over-year
•	Gross profit increased to $445,000 for the recent six-month period, compared to a loss of $107,000 for the prior-year period
•	EBITDA for the first six months of 2022 was a loss of $3.4 million, about the same as in the first six months of 2021
•	Phoenix had net losses of $4.2 million during the six-month period ending June 30, 2022, which was unchanged compared to the prior-year period

Q2 Highlights

•	Raised aggregate gross proceeds of $15.75 million from the Phoenix IPO on June 8, 2022
•	Backlog for vehicles and electric drive systems increased 40% to 88 units compared to the first quarter of 2022
•	Initiated strategic partnership with IAT Automotive Technology as part of next generation product development

“We are excited to have completed our initial public offering in the second quarter, while accomplishing strong revenue growth as we continue to build and reshape the company,” Phoenix CEO, Dr. Lance Zhou commented. “We are busy working not only on our new 4th generation drivetrain but also on exciting new additions to our product offerings in the quarters ahead. We are forging important partnerships with service providers, suppliers and customers. We have been expanding our management team by adding seasoned and established EV industry veterans. We are taking all of these measures to position Phoenix Motorcars for tremendous growth in the quarters ahead as we capitalize both on our successful past experience, as well as the emerging industry tailwinds supported by recently-passed legislation in the U.S. and elsewhere encouraging this green energy transition.”

Conference Call Information

Phoenix Motor will host a conference call today at 5:00 PM ET to discuss the results. To access the call, participants may dial 1-888-660-6373, international callers may use 1- 929-203-1975, and use conference ID: 3457210.

About Phoenix Motor Inc.

Phoenix Motor Inc., a pioneer in the electric vehicles (“EVs”) industry, through its wholly owned subsidiaries, designs, assembles, and integrates electric drive systems and light and medium duty EVs and markets and sells electric vehicle chargers for the commercial and residential markets. Phoenix operates two primary brands, “Phoenix Motorcars” focused on commercial products including medium duty EVs, chargers and electric forklifts, and “EdisonFuture” which intends to offer light-duty EVs. As an EV pioneer, the Company delivered its first commercial EV in 2014 and deployed the very first zero emission airport shuttle bus at the Los Angeles International Airport (“LAX”); the LAX fleet has grown to 39 electric shuttle buses, one of the largest of its kind. Los Angeles Air Force Base in El Segundo and NASA’s Jet Propulsion Laboratory in Pasadena, California are among customers for the Company’s first-generation E Series Zeus EVs. Phoenix intends to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. For more information, please visit: www.phoenixmotorcars.com and www.edisonfuture.com.

Forward-Looking Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are no guarantee of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the following: the Company’s ability to convert concept trucks and vans into production and sales; the Company’s product development timeline and expected start of production; development of competitive trucks and vans manufactured and sold by the Company’s competitors and major industry vehicle companies; the Company’s ability to scale in a cost-effective manner; the Company’s future capital requirements and sources and uses of cash; the Company’s ability to obtain funding for its future operations; the Company’s financial and business performance; changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of its business model; expectations regarding the Company’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and other risks contained in the Offering prospectus and reports filed by the Company with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, including those set forth in the Risk Factors section of the Company's registration statement and Offering prospectus, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Investor Relations Contacts:
Mark Hastings, SVP & Head of Investor Relations
Sioban Hickie, ICR Inc.
PhoenixIR@icrinc.com

Phoenix Motor, Inc.

Consolidated Statement of Operations

For the three and six months ended June 30, 2022 and June 30, 2021

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues	$1,499	$653	$2,170	$1,126
Cost of revenues	1,174	812	1,725	1,233
Gross profit (loss)	325	(159)	445	(107)
Operating expenses:
Selling, general and administrative	2,290	2,142	5,313	4,099
Operating loss	(1,965)	(2,301)	(4,868)	(4,206)

Other income (expense):
Interest (expense) income, net	(2)	1	(4)	2
Others	54	—	639	—
Total other income, net	52	1	635	2
Loss before income taxes	(1,913)	(2,300)	(4,233)	(4,204)
Income tax provision	(12)	(1)	(14)	(3)
Net loss	$(1,925)	$(2,301)	$(4,247)	$(4,207)

Net loss per share of common stock:
Basic and Diluted	$(0.11)	$(0.13)	$(0.24)	(0.24)
Weighted average shares outstanding	17,984,615	17,500,000	17,740,984	17,500,000

Phoenix Motor, Inc.

Consolidated Balance Sheet

As of June 30, 2022, and December 31, 2021

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$7,764	$2,683
Accounts receivable, net	1,250	1,201
Inventories	3,796	2,225
Prepaid expenses and other current assets	3,741	528
Total current assets	16,551	6,637
Restricted cash, non-current	250	—
Property and equipment, net	1,484	2,205
Intangible assets, net	2,014	2,323
Goodwill	4,271	4,271
Total assets	$24,570	$15,436

Liabilities
Current liabilities
Accounts payable	$2,353	$1,786
Accrued liabilities	880	779
Advance from customers	794	803
Deferred revenue	487	714
Warranty reserve	340	360
Long-term borrowing, current portion	10	10
Total current liabilities	4,864	4,452
Long-term borrowings	165	756
Total liabilities	5,029	5,208

Commitments and contingencies (Note 10)

Equity
Common stocks, par $0.0004, 450,000,000 shares authorized, 19,600,000 and 17,500,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	8	7
Subscription receivable	—	(7)
Additional paid in capital	39,637	26,085
Accumulated deficit	(20,104)	(15,857)
Total equity	19,541	10,228
Total liabilities and equity	$24,570	$15,436

Phoenix Motor, Inc.

Consolidated Statement of Cash Flows

For the six months ended June 30, 2022 and June 30, 2021

	Six months ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	(4,247)	(4,207)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	855	862
Gain on disposal of fixed assets	(54)	—
Forgiveness of PPP loan	(586)	—
Stock-based compensation expenses	115	45
Changes in operating assets and liabilities:
Accounts receivable	(49)	(235)
Inventories	(1,607)	(289)
Prepaid expenses and other assets	(3,213)	(2,477)
Accounts payable	567	199
Accrued liabilities	101	81
Warranty reserve	(20)	(85)
Deferred revenue	(227)	(138)
Advance from customer	(9)	25
Net cash used in operating activities	(8,374)	(6,219)

Cash flows from investing activities:
Proceeds from disposal of fixed assets	273	—
Purchase of property, plant and equipment	(8)	(458)
Net cash generated from (used in) investing activities	265	(458)

Cash flows from financing activities:
Proceeds from borrowings	—	586
Proceeds from related party	1,676	—
Repayment to related party	(1,676)	—
Repayment of borrowings	(5)	(8)
Proceeds from IPO	13,438	—
Proceeds from capital injection by a shareholder	7	—
Net cash generated from financing activities	13,440	578

Increase (Decrease)in cash, cash equivalents and restricted cash	5,331	(6,099)
Cash, cash equivalents and restricted cash at beginning of the period	2,683	15,699
Cash, cash equivalents and restricted cash at end of the period	8,014	9,600

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	7,764	9,600
Restricted cash	250	—
Total cash, cash equivalents, and restricted cash	8,014	9,600

Supplemental cash flow information:
Interest paid	—	—
Income tax paid	3	3
Non-cash investing activities:
Inventories transferred to property and equipment	36	—